TODD SHIPYARDS CORPORATION ANNOUNCES SECOND LEASE WITH KIEWIT-GENERAL TO PROVIDE ADDITIONAL FACILITY SUPPORT ON HOOD CANAL BRIDGE CONSTRUCTION PROJECT

VIA FACSIMILE CONTACT: HILARY PICKEREL

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 28, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), has entered into a second lease arrangement with Kiewit-General of Poulsbo, Washington. Kiewit-General is under contract with the Washington State Department of Transportation as the prime contractor for the replacement of the eastern half of the Hood Canal Bridge in Kitsap County, Washington (the "Bridge"). Under the terms of the lease option exercised by Kiewit-General, a portion of Todd Pacific's Harbor Island facility in Seattle will be utilized by Kiewit-General for the construction of the bridge anchors for the new section of the Bridge. It is anticipated that site preparation at the shipyard will be completed in September 2006 with anchor construction beginning in October 2006 and completing in July 2007. Todd Pacific anticipates that it will be able to sufficiently accommodate its ship repair, new construction and industrial services customers' demands during the duration of the lease.

Todd Pacific believes the lease will generate approximately $3.5 million in gross rental income for the Company between August 2006 and July 2007. Todd had previously announced, on January 9, 2006, the exercise by Kiewit-General of an option to lease approximately one acre of the Company's 28 acres and portions of one of its five piers for the assembly and outfitting of the draw span pontoons and storage of several of the pontoon sections that will eventually comprise the eastern half of the replacement Bridge.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial services to a variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.